UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2013

NOVATEL WIRELESS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	COMMISSION FILE:	86-0824673
(State or other jurisdiction of incorporation or organization)	000-31659	(I.R.S. Employer Identification No.)

9645 Scranton Road

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 320-8800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On September 9, 2013 Novatel Wireless, Inc. (the “Company”) announced restructuring initiatives: (1) streamlining its research and development resources and (2) consolidating several global manufacturing activities. The Company anticipates that the restructuring plan will be substantially completed within the next 30-45 days. The associated cost will be a pre-tax restructuring charge in the range of $3.2 to $4.6 million in the second half of 2013. The majority of the charge is expected to occur in the fiscal third quarter. Cost savings will be achieved through the consolidation of one of the company’s development sites, as well as headcount reductions of approximately 75 to 80 employees.

The foregoing contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the size of the reduction, the estimated annualized pre-tax savings and the amount and timing of the related charges. Statements regarding future events are based on the Company’s current expectations and are necessarily subject to associated risks related to the completion of the reduction in force in the manner anticipated by the Company. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: the Company’s ability to implement the workforce reductions in various locations; possible changes in the size and components of the expected costs and charges associated with the plan; and risks associated with the Company’s ability to achieve the benefits of the planned workforce reduction. For information regarding other factors that could cause the Company’s results to vary from expectations, please see the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q. The Company undertakes no obligation to revise or update publicly any forward-looking statements.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is furnished with this report:

99.1	Press release dated September 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Novatel Wireless, Inc.

Date: September 9, 2013	By:	/s/ Kenneth G. Leddon
Kenneth G. Leddon
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press release dated September 9, 2013.